Exhibit 23.3

广东宝臻会计师事务所（普通合伙）

Ste.2201, GDH Bay City Centre,

No. 21 Zhujiang West Road, Guangzhou

广州市天河区珠江西路21号

粤海金融中心2201室

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Ambow Education Holding Ltd on Form S-3 of our report dated February 13, 2026, with respect to our audits of the consolidated financial statements of Ambow Education Holding Ltd as of December 31, 2025 and 2024, and for each of the two years in the period ended December 31, 2025 appearing in the Annual Report on Form 10-K of Ambow Education Holding Ltd for the year ended December 31, 2025. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Guangdong Prouden CPAs GP

Guangdong Prouden CPAs GP

Guangzhou, China

July 24, 2026